Exhibit 10.15

SUBLEASE AND ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT (The "Agreement") is made as of the 1st day of December 2006, and is between Blue Diamond Realty, LLC, a Delaware limited liability company (hereinafter referred to as "Lessee") and Star Maritime Acquisition Corp., a Delaware corporation (hereinafter referred to as "Company" or “Sublessee”).

WHEREAS, by a lease (hereinafter referred to as "Master Lease") between Capano Investments, (hereinafter referred to as "Lessor"), and Lessee, Lessee has leased certain premises located at 103 Foulk Road, Wilmington, Delaware, 19803, and;

WHEREAS, Lessee has agreed to sublet Suite 202 to Sublessee (hereinafter referred to as the "Premises") to maintain the books and records and to conduct the business of the Sublessee and to grant to Sublessee all necessary right of ingress and egress thereto, and;

WHEREAS, Lessee has agreed to provide Sublessee with access to a conference room and equipment room in Suites 200 and 202, respectively, 103 Foulk Road, Wilmington, Delaware 19803 (hereinafter referred to as "Common Areas"); and to provide access to and reasonable usage of office equipment including computers, printers, photocopier, postage machine, fax machine, etc. (hereinafter referred to as "Office Equipment"); and to provide clerical support (hereinafter referred to as "Administrative Support Services") to Sublessee as are reasonably needed for conducting the general business of the Sublessee, and;

WHEREAS, Lessee has secured the consent of Lessor pursuant to the Master Lease.

AGREEMENT

In consideration of the above recited premises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, Lessee and Sublessee hereby agree as follows:

1. Subject to the limitations set forth herein, this agreement shall begin December 1, 2006 and end December 31, 2007. This agreement shall automatically renew for additional periods of one year per renewal term on the same terms as this Agreement, unless either party gives written notice of termination no later than ninety (90) days prior to the end of the term or renewal term.

2. Sublessee shall pay an annual base rental and administrative services fee of $4,000 payable in advance. The annual amount shall consist of $2,800 for rent and $1,200 for administrative services. The initial year’s prorated payment of $4,333 is due upon execution of this Agreement, thereafter; payment shall be due January 1st of each succeeding year.

3. At the end of each year (twelve-month period) that this lease is in effect, Company agrees to be assessed an adjusted rental and administrative services fee in the event of an increase in the cost of living. Such increase shall occur on the first day of the calendar quarter on or immediately following the anniversary date. The administrative services fee set forth in paragraph 2, as adjusted by previous cost of living adjustments, will be increased by the percentage by which the U.S. Consumer Price Index, All Urban Consumers (CPI-U), All Items, has increased since the previous anniversary or escalation date.

4. Either Lessee or Sublessee may cancel this Sublease effective at the end of any month upon at least ninety (90) days prior written notice. Such written notice shall state the date upon which the cancellation is to be effective.

5. Sublessee shall not, without prior written consent of Lessee, assign, demise or further sublet the Premises.

6. The sublease shall automatically terminate on the termination, cancellation or expiration of the Master Lease. If, for any reason, this Sublease is cancelled at any time other than is provided for in paragraph 1 of this Sublease, Lessee shall immediately notify Sublessee of the cancellation and return any sums advanced to Lessee for any part of a rental period for which Sublessee will not be permitted to occupy the Premises. Lessee may, at its option, replace the Premises with substantially equivalent facilities under the same terms and conditions specified herein.

7. The Lessee and Sublessee further agree to hold Lessor completely harmless of any liability for any cause whatsoever in connection with this Sublease.

8. Lessee is not responsible for any improvements to the Premises. Sublessee may not make any improvements to the Premises without the prior written consent of Lessee and Lessor.

9. Lessee agrees to provide access to, and usage of, the Common Areas to Sublessee on an as-needed basis subject to availability. Sublessee agrees, whenever feasible, to provide reasonable notice when reserving conference facilities.

10. Lessee agrees to provide access to, and usage of the Office Equipment to Sublessee, for purposes of conducting the daily operations of Sublessee's business.

11. Lessee agrees to provide Administrative Support Services to Sublessee, including checkbook maintenance, data entry, word processing, photocopying, mail processing, telephone answering, meeting planning, etc. for purposes of conducting the daily operations of Sublessee's business.

The parties hereto have caused this Agreement to be executed as of the 1st  day of December 2006.

BLUE DIAMOND REALTY, L.L.C.

BY: /s/ Andrew T. Panaccione
                             Andrew T. Panaccione
                                        President

STAR MARITIME ACQUISITION CORP.
BY:/s/ Prokopios Akis Tsirigakis
                        Name: Prokopios Akis Tsirigakis
                        Title: Chief Executive Officer